Exhibit 99.1

GAUCHO GROUP HOLDINGS, INC. ANNOUNCES GROWTH OBJECTIVES FOR 2023 AND BEYOND

Company Continues to Lay Foundation for Opportunistic Growth and Scaling Assets in Lodging, Hospitality, Wine & Spirits, Retail, and E-commerce

MIAMI, FL / January 19, 2023 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories, today announced its objectives for 2023 and beyond, as the Company continues to lay the foundation for growth and scale with the goal to create long term value for its investors.

Scott Mathis, CEO & Chairman of Gaucho Holdings commented; “We have accomplished so much since we embarked on this journey, building from the ground up a portfolio of diverse experiential luxury brands and real estate assets. Looking ahead, we seek to continue development and the build out of our existing assets, to strengthen our businesses by setting up our revenue potential for exponential and transformational growth for 2023.

“Upcoming initiatives for our luxury vineyards estate lot sales program can potentially generate USD 5 Million or more in sales in 2023 alone, while our continued build out of the project’s infrastructure (a planned 60-room hotel and spa, that is also slated to include 30-50 residences, and for which we seek to co-brand with a luxury hotel brand) could generate an additional $25 million per year of revenue once complete. With our Masterplan’s addition of 200 more lots, ranging in size from 2.47 acres to 6 acres, we anticipate the potential to generate more than $100 million in revenue.

“In the hospitality sector, we have a strategy in place to increase the occupancy and ADR for our hotels in Buenos Aires and Mendoza.

“Similarly, our e-commerce wine sales in 2022 saw increased sales volume, retuning customer rates and online sessions, as well as increased distribution channels in both Argentina and the U.S. Our plans for 2023 and beyond include further increasing our distribution channels, our e-commerce sales and our international markets, such as Argentina’s neighbor Brazil, which is the world’s 3rd largest market for online wine sales.

“Last summer, our leather goods and accessories brand celebrated the incredible milestone of opening our flagship at one of the world’s most renowned luxury shopping malls, the Miami Design District, among the likes of widely recognized luxury retail brands such as Off White, Bottega Veneta, Gucci, and Chanel, and many others. In addition to presenting at the renowned New York Fashion Week, we also launched our line of luxury home goods, among other notable milestones. We look forward to continuing to scale our e-commerce revenue growth with an aggressive marketing campaign, as well the launch of our Resort Collection this summer and a luggage + travel accessories collection.”

2022 Accomplishments Highlights

●	Received official approval from the Municipality of San Rafael of the Masterplan for Algodon Wine Estates, a 4,138-acre wine, wellness, culinary and sport resort and luxury residential development, in San Rafael, Mendoza, Argentina. This includes an additional 200 lots for sale.
●	Completion of Algodon’s winery multi-year expansion and infrastructure improvement initiative, that has resulted in a larger and better equipped facility to produce premium quality, small batch wines.
●	San Rafael’s vineyard estate restaurant expansion project nearly complete.
●	Unveiled map of newly expanded and revised Masterplan of the entire 4,138 acres including a new Hotel & Spa project.
●	Received approval for Masterplan electrical grid by EDEMSA to develop further sectors of estate.
●	Deed approval of 27 new lots in Sector A, allowing the sale of lots to be simplified for foreign buyers.
●	2nd and 3rd water wells approved. 3rd well is awaiting drilling commencement.
●	Gaucho – Buenos Aires NYFW Runway Show.
●	Gaucho.com domain acquired, driving more brand awareness and traffic to online e-commerce platform.
●	Launched Gaucho CASA the Home Collection.
●	Engaged Tara Ink PR agency
●	Opened U.S. Flagship retail location in one of the most luxurious retail centers in Florida’s the Miami Design District.
●	Algodon Fine Wines added to Southern Glazer’s Wine & Spirits portfolio, penetrating the Miami hospitality market (currently in 20 restaurants and looking to be in 50 by the end of the year).
●	Algodon Fine Wines targets Brazil e-commerce wine market.
●	Record sales in Argentine wine e-commerce platform.
●	VIVINO Partnership (Top 2% of Pageviews on VIVINO App out of 180k Wineries).
●	Algodon Mansion refurbishment of furniture lighting and interiors.
●	Rooftop at Algodon Mansion has been completed.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.
Rick Stear
Director of Marketing
212.739.7669
rstear@gauchoholdings.com